Mid-Con Energy Partners, LP Announces Third Quarter 2017 Results and $25 Million Divestiture of Southern Oklahoma Assets

TULSA, November 14, 2017 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the third quarter ended September 30, 2017.

THIRD QUARTER 2017 SUMMARY AND SUBSEQUENT HIGHLIGHTS

•	Production averaged 3,500 Boe/d, a decrease of 1.7% sequentially and a decrease of 11.5% year-over-year.
•	Invested approximately $3.9 million in capital expenditures advancing key waterflood projects in our Northeastern Oklahoma and Permian core areas.
•	Signed definitive agreement to divest oil and natural gas assets in our Southern Oklahoma area for $25.0 million, subject to customary post-closing adjustments.
•

Executed a definitive agreement with a group of investors led by John Goff, our largest unitholder, in a private offering of up to $15.0 million aggregate principal amount of Class B Convertible Preferred Units for general partnership purposes, including but not limited to, future acquisitions and reduction of borrowings outstanding under the Partnership’s revolving credit facility.

•

Received a limited waiver to our credit agreement, whereby the existing lender group agreed to waive any events of default related to breach of the total leverage financial covenant for the third quarter of 2017.

•	Received lender commitments for a forthcoming bank amendment, subject to certain conditions being met, which would extend the maturity of our credit facility, among other changes.

“We are pleased to report a number of pending transactions that we believe will provide us with the flexibility and liquidity necessary to take advantage of opportunities we see in the market today, and benefit the Partnership for years to come,” commented Jeff Olmstead, our President and Chief Executive Officer.  “From an operational perspective, our grassroots waterflood projects in the Northeastern Oklahoma and Permian core areas continued to yield positive results, which allowed us to accelerate our development in those units and position us for future growth.”

The following table reflects selected unaudited operating and financial results for the third quarter of 2017, compared to the second quarter of 2017 and the third quarter of 2016. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands)	2017	2017	2016
Average net daily production (Boe/d)(1)	3,500	3,560	3,957
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)(3)	$12,951	$12,964	$15,592
Net loss	$(7,921)	$(15,199)	$(2,421)
Adjusted EBITDA(4)	$3,899	$5,474	$11,873
Distributable Cash Flow(4)	$215	$2,878	$9,104

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) September 30, 2017 cash settlements from matured derivatives does not include the $0.1 million settlement received and the $1.1 million of deferred premiums paid upon early termination of previous oil derivative contracts in September 2017.

(3) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(4) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net (loss) income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

THIRD QUARTER 2017 RESULTS

Production - Production for the third quarter of 2017 was 322 MBoe, or 3,500 Boe/d. On a daily basis, this represented a 1.7% decrease from the second quarter of 2017 and an 11.5% decrease year-over-year. The decrease in production volumes was attributable to primary production declines at select properties in the Permian core area, increasing water cuts at select maturing waterflood properties in our Southern Oklahoma core area, and July 2016 sale of our Hugoton properties. Lower production volumes were partially offset by recent capital investment and corresponding positive waterflood responses at key properties in our Permian core area.

Price Realizations - Oil and natural gas sales were $14.0 million in the third quarter of 2017, or $43.37/Boe. On a per Boe basis, this represented a 0.8% increase from the second quarter of 2017 and a 9.5% increase year-over-year. Cash settlements paid for matured derivatives, inclusive of net premiums, were $1.0 million in the third quarter of 2017, or ($3.15)/Boe. This figure does not include the early termination of fourth quarter 2017 derivative contracts during September 2017 that resulted in $0.1 million of cash settlements received and $1.1 million of net premiums paid upon early termination.  Cash settlements from matured derivatives, inclusive of net premiums, were ($3.03)/Boe in the second quarter of 2017 and $3.25/Boe in the third quarter of 2016. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $40.22/Boe in the third quarter of 2017, $40.01/Boe in the second quarter of 2017, and $42.84/Boe in the third quarter of 2016.

Lease Operating Expenses (“LOE”) - LOE was $6.1 million in the third quarter of 2017, representing a 9.7% increase from the second quarter of 2017 and a 7.2% increase from the third quarter of 2016. The increase in aggregate LOE was attributable to higher ad valorem taxes in the Permian core area and incremental costs associated with properties acquired. On a per Boe basis, LOE in the third quarter of 2017 of $19.01/Boe increased 10.3% sequentially and 21.2% year-over-year.

Production Taxes - Production taxes in the third quarter of 2017 were $0.9 million, or $2.66/Boe, for an effective tax rate of 6.1%. Production taxes in the second quarter of 2017 were $0.7 million, or $2.18/Boe, for an effective tax rate of 5.1%. Production taxes in the third quarter of 2016 were $0.8 million, or $2.07/Boe, for an effective tax rate of 5.2%. The increase in the effective production tax rate was primarily due to Oklahoma legislation effective July 1, 2017, that discontinued the state’s EOR tax credit and negatively impacted one of our Northeastern Oklahoma units.

Impairment Expense - For the third quarter of 2017, we recorded approximately $4.9 million of non-cash impairment expense related to one of our Permian projects. For the second quarter of 2017, we recorded approximately $17.7 million of non-cash impairment expense. There was no impairment expense recorded for the third quarter 2016.

Depreciation, Depletion and Amortization Expenses (“DD&A”) - DD&A for the third quarter of 2017 was $4.4 million, or $13.51/Boe. On a per Boe basis, DD&A decreased 5.5% from the second quarter of 2017 and 13.2% from the third quarter of 2016. The sequential and year-over-year decrease in DD&A per Boe was largely due to lower depletion rates, partially offset by the net impact of the acquisitions and divestitures.

General and Administrative Expenses (“G&A”) - G&A in the third quarter of 2017 was $1.2 million, or $3.69/Boe, and included $0.1 million, or $0.23/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program. G&A for the second quarter of 2017 was $1.5 million, or $4.54/Boe, and included $0.1 million in non-cash equity-based compensation expense. G&A for the third quarter of 2016 was $1.7 million, or $4.71/Boe, and included

$0.3 million in non-cash equity-based compensation expense. The sequential decrease in aggregate G&A was due to lower payroll expenses and professional fees.

Net Interest Expense – Net interest expense for the third quarter of 2017 was $1.6 million compared to approximately $1.5 million for the second quarter of 2017 and $1.7 million for the third quarter 2016. The effective interest rate increased sequentially due to recent trends in the underlying market rates.

Net Loss - For the third quarter of 2017, Mid-Con Energy reported net loss of $7.9 million. Net loss per limited partner unit was $0.29 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.0 million (basic and diluted). Net loss for the second quarter of 2017 was $15.2 million, or $0.52 per limited partner unit (basic and diluted) based on the weighted average limited partner units outstanding during the period of 29.9 million (basic and diluted). Net loss for the third quarter of 2016 was $2.4 million, or $0.09 per limited partner unit (basic and diluted), based on the weighted average limited partner units outstanding during the period of 29.9 million (basic and diluted).

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the third quarter of 2017 was $3.9 million, or $12.11/Boe. Adjusted EBITDA was $16.90/Boe in the second quarter of 2017 and $32.62/Boe in the third quarter of 2016. The sequential decrease in Adjusted EBITDA, in aggregate and per Boe, was primarily due to the early termination of fourth quarter 2017 derivative positions in September 2017, lower production, and higher LOE.

Distributable Cash Flow (“DCF”) - DCF, a Non-GAAP measure, was $0.2 million for the third quarter of 2017 after subtracting $1.3 million in cash interest expense, $1.9 million in estimated maintenance capital expenditures, and $0.5 million in distributions to preferred unitholders from Adjusted EBITDA.

SOUTHERN OKLAHOMA DIVESTITURE

Mid-Con Energy announced that it had entered into a definitive agreement to sell oil and natural gas assets within its Southern Oklahoma core area to an unaffiliated buyer for $25.0 million, subject to customary post-closing adjustments.  The effective date of the divestiture is October 1, 2017, and closing is expected to occur on or before November 30, 2017.  Proceeds from the sale will be used to reduce borrowings outstanding under the Partnership's revolving credit facility.

The Partnership will divest the entirety of its Southern Oklahoma core area, which as of December 31, 2016, was comprised of 89 gross oil and natural gas producing wells, 55 gross injection wells, 5 gross water supply wells, and 36 gross inactive wells.  Estimated net total proved reserves at year end 2016 were 2.7 million barrels of oil equivalent (“MMBoe”) and average net production during the third quarter of 2017 was approximately 540 Boe/d.

DEBT AND LIQUIDITY SUMMARY

At September 30, 2017, Mid-Con Energy had debt outstanding of $122.0 million and total liquidity of $2.6 million in cash and cash equivalents. The Partnership breached its total leverage financial covenant in its credit agreement for the quarter ended as of such date. As a result, on November 10, 2017, Mid-Con Energy entered into a limited waiver, whereby the existing lender group agreed to waive any events of default related to such breach for the quarter ended September 30, 2017.

In conjunction with its Fall 2017 borrowing base redetermination, the Partnership is in advanced discussions with its lenders to amend the credit agreement to, among other things, extend the maturity date.  Mid-Con Energy has received commitments from its lenders with respect to the amendment that are subject to the satisfaction of certain conditions, including the sale of certain oil and gas properties located in Southern Oklahoma.  We can provide no assurances that the amendment will be signed or become effective or whether the lenders will provide any future waivers of covenant violations.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of November 14, 2017, the following unaudited table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
Collar Volume (Bbl/d)	652	1,500	1,484	1,141	1,141	—	—	—	—
Call Strike Price ($/Bbl)	$52.35	$57.39	$57.91	$52.42	$53.13	$—	$—	$—	$—
Put Strike Price ($/Bbl)	$45.00	$45.00	$45.00	$43.57	$43.57	$—	$—	$—	$—

WTI Swap Volume (Bbl/d)	1,957	567	560	326	326	433	429	424	424
Swap Price ($/Bbl)	$51.54	$51.53	$51.53	$51.00	$51.00	$51.48	$51.48	$51.48	$51.48

Put Volume (Bbl/d)(1)	—	—	—	326	326	—	—	—	—
Put Strike Price ($/Bbl)(1)	$—	$—	$—	$45.00	$45.00	$—	$—	$—	$—

Total Hedged Volume (Bbl/d)	2,609	2,067	2,044	1,793	1,793	433	429	424	424
Floor Strike Price ($/Bbl)	$49.91	$46.79	$46.79	$45.18	$45.18	$51.48	$51.48	$51.48	$51.48
% Hedged(2)	78%	62%	61%	54%	54%	13%	13%	13%	13%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2017 Boe production guidance, multiplied by an approximate 94% oil weighting based on third quarter 2017 reported production volumes.

FISCAL YEAR 2017 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2017 Guidance as of 11/14/17	2017
Net production (Boe/d)(1)	3,500 - 3,600
Lease operating expenses per Boe(2)	$16.25 - $17.50
Production taxes (% of total revenue)	5.5% - 5.7%
Estimated capital expenditures	$10.0 MM
(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	Lease operating expenses Include ad valorem taxes.

QUARTERLY REPORT ON FORM 10-Q

Certain financial results included in this press release and related footnotes are preliminary and are therefore subject to change prior to filing Mid-Con Energy’s final unaudited quarterly report on Form 10-Q, which will be filed on November 14, 2017.

THIRD QUARTER 2017 CONFERENCE CALL

Mid-Con Energy’s management will host a conference call on Tuesday, November 14, 2017, at 6:00 p.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 7296548) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through November 21, 2017, by dialing 1-855-859-2056 (Conference ID: 7296548). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, and Texas within the Eastern Shelf of the Permian. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except number of units)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$2,588	$2,359
Accounts receivable
Oil and natural gas sales	4,605	5,302
Other	83	233
Derivative financial instruments	42	—
Prepaids and other	149	512
Total current assets	7,467	8,406
Property and equipment
Proved oil and natural gas properties, successful efforts method	454,566	441,479
Other property and equipment	852	289
Accumulated depletion, depreciation, amortization and impairment	(212,922)	(176,551)
Total property and equipment, net	242,496	265,217
Derivative financial instruments	187	—
Other assets	1,640	2,663
Total assets	$251,790	$276,286

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$532	$256
Related parties	3,759	3,431
Derivative financial instruments	784	5,314
Accrued liabilities	897	146
Total current liabilities	5,972	9,147
Derivative financial instruments	—	2,495
Long-term debt	122,000	122,000
Other long term liabilities	75	93
Asset retirement obligations	12,384	11,331
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	20,253	19,570
Equity, per accompanying statements
Partnership equity
General partner interest	(470)	(248)
Limited partners - 30,091,463 and 29,912,230 units issued and outstanding, respectively	91,576	111,898
Total equity	91,106	111,650
Total liabilities, convertible preferred units and equity	$251,790	$276,286

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Oil sales	$13,731	$14,012	$42,343	$39,565
Natural gas sales	233	398	917	891
(Loss) gain on derivatives, net	(2,749)	(444)	2,916	(7,964)
Total revenues	11,215	13,966	46,176	32,492
Operating costs and expenses
Lease operating expenses	6,122	5,709	16,695	17,551
Oil and natural gas production taxes	857	753	2,366	2,077
Impairment of proved oil and natural gas properties	4,850	—	22,522	895
Impairment of proved oil and natural gas properties sold	—	—	—	3,578
Depreciation, depletion and amortization	4,350	5,665	13,850	17,550
Accretion of discount on asset retirement obligations	142	127	386	443
General and administrative	1,188	1,715	4,485	5,281
Total operating costs and expenses	17,509	13,969	60,304	47,375
Loss on sales of oil and natural gas properties, net	—	(530)	—	(517)
Loss from operations	(6,294)	(533)	(14,128)	(15,400)
Other (expense) income
Interest income	3	4	8	9
Interest expense	(1,626)	(1,728)	(4,615)	(5,981)
Other income (expense)	4	(164)	70	(131)
Loss on settlements of asset retirement obligations	(8)	—	(13)	—
Total other expense	(1,627)	(1,888)	(4,550)	(6,103)
Net loss	(7,921)	(2,421)	(18,678)	(21,503)
Less: Distributions to preferred unitholders	783	440	2,275	440
Less: General partner's interest in net loss	(94)	(29)	(222)	(256)
Limited partners' interest in net loss	$(8,610)	$(2,832)	$(20,731)	$(21,687)
Limited partners' interest in net loss per unit
Basic and diluted	$(0.29)	$(0.09)	$(0.69)	$(0.73)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,042	29,868	29,972	29,807

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(18,678)	$(21,503)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	13,850	17,550
Debt issuance costs amortization	1,023	1,019
Accretion of discount on asset retirement obligations	386	443
Impairment of proved oil and natural gas properties	22,522	895
Impairment of proved oil and natural gas properties sold	—	3,578
Loss on settlements of asset retirement obligations	13	—
Cash paid for settlements of asset retirement obligations	(30)	—
Mark to market on derivatives
(Gain) loss on derivatives, net	(2,916)	7,964
Cash settlements received for matured derivatives	524	18,467
Cash settlements received from early termination of derivatives	147	5,820
Cash premiums paid for derivatives	(5,009)	(3,766)
Loss on sale of oil and natural gas properties	—	517
Non-cash equity-based compensation	409	961
Changes in operating assets and liabilities
Accounts receivable	697	(160)
Other receivables	150	4,805
Prepaids and other	363	326
Accounts payable - trade and accrued liabilities	1,009	80
Accounts payable - related parties	(557)	(1,368)
Net cash provided by operating activities	13,903	35,628
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(4,668)	(19,055)
Additions to oil and natural gas properties	(7,281)	(5,111)
Additions to other property and equipment	(133)	(124)
Proceeds from sale of oil and natural gas properties	—	17,312
Net cash used in investing activities	(12,082)	(6,978)
Cash Flows from Financing Activities
Proceeds from line of credit	6,000	—
Payments on line of credit	(6,000)	(52,100)
Offering costs	(92)	(16)
Debt issuance costs	—	(9)
Proceeds from sale of convertible preferred units, net of offering costs	—	24,975
Distributions to Class A convertible preferred units	(1,500)	—
Net cash used in financing activities	(1,592)	(27,150)
Net increase in cash and cash equivalents	229	1,500
Beginning cash and cash equivalents	2,359	615
Ending cash and cash equivalents	$2,588	$2,115

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income (loss), net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received for early terminations of derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Cash premiums paid at inception of derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;
•	Estimated maintenance capital expenditures;
•	Distributions to preferred unitholders; and
•	Other non-operating cash (income) expense.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Net loss	$(7,921)	$(15,199)	$(2,421)
Interest expense, net	1,623	1,537	1,724
Depreciation, depletion and amortization	4,350	4,631	5,665
Accretion of discount on asset retirement obligations	142	136	127
Impairment of proved oil & natural gas properties	4,850	17,672	—
Impairment of proved oil & natural gas properties sold	—	—	—
Loss (gain) on derivatives, net	2,749	(2,533)	444
Cash settlements received (paid) for matured derivatives, net	323	357	1,182
Cash settlements received for early termination of derivatives	147	—	5,820
Cash premiums paid for derivatives, net	(2,438)	(1,297)	(1,509)
Non-cash equity-based compensation	74	170	311
Loss on sales of oil and natural gas properties	—	—	530
Adjusted EBITDA	3,899	5,474	11,873
Less:
Cash interest expense	1,261	1,187	1,363
Estimated maintenance capital expenditures	1,923	843	1,129
Distributions to preferred unitholders	500	500	277
Other income	—	66	—
Distributable Cash Flow	$215	$2,878	$9,104

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575